As filed with the Securities and Exchange Commission on June 12, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASLAN Pharmaceuticals Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3 Temasek Avenue

Level 18 Centennial Tower

Singapore 039190

+65 6817 9598

(Address and telephone number of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 212 947 7200

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Patrick Loofbourrow

Carlos Ramirez

Edmond Lay

Cooley LLP

10265 Science Center Drive

San Diego, California 92121

+1 858 550 6000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12, 2024

PROSPECTUS

61,904,761

Ordinary Shares

Represented by up to 2,476,190 American Depositary Shares

This prospectus relates to the proposed resale or other disposition of up to 61,904,761 of our ordinary shares, represented by 2,476,190 American Depositary Shares, or ADSs, that may be issued upon one or more conversions under the Loan, Guaranty, and Security Agreement, dated July 12, 2021, as amended on June 30, 2023, December 6, 2023, and May 29, 2024, respectively, or the K2 Loan Agreement, among ASLAN Pharmaceuticals Limited, or the Company, the lenders from time-to-time, party thereto, K2 HealthVentures LLC as administrative agent, and the other parties therein. Under the K2 Loan Agreement, the lenders may elect to convert any portion of up to $1.3 million of the principal amount of the loan then outstanding into ordinary shares at a conversion price of $0.0210 per ordinary share (or $0.525 per ADS). Each ADS represents twenty-five ordinary shares and will be evidenced by American Depositary Receipts, or ADRs.

We are not selling any ordinary shares or ADSs under this prospectus and will not receive any of the proceeds from the sale or other disposition of ordinary shares (or ADSs representing such shares) by the selling shareholder. We will, however, retain the portion, if any, of the funds that were disbursed to us pursuant to the K2 Loan Agreement that is converted into ordinary shares (or ADSs representing such shares).

The selling shareholder or its pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the ordinary shares (or ADSs representing such shares) described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholder will bear all commissions and discounts, if any, attributable to the sales of ordinary shares (or ADSs representing such shares). We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 14 for more information about how the selling shareholder may sell or dispose of its ordinary shares (or ADSs representing such shares).

Our ADSs are listed on The Nasdaq Capital Market under the symbol “ASLN.” On June 11, 2024, the last reported sale price of our ADSs on The Nasdaq Capital Market was $0.4105 per ADS.

Investing in our ordinary shares (or ADSs representing such shares) involves a high degree of risk. Before deciding whether to invest in our ordinary shares (or ADSs representing such shares), you should consider carefully the risks and uncertainties incorporated by reference under the heading “Risk Factors” beginning on page 4 of this prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2024.

i

ABOUT THIS PROSPECTUS

We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus (as supplemented or amended). The selling shareholder is offering to sell, and seeking offers to buy, ordinary shares (or ADSs representing such shares) only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any ordinary shares (or ADSs representing such shares) other than the securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus (as supplemented or amended) is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus (as supplemented or amended) is delivered, or securities are sold, on a later date.

This prospectus and the information incorporated herein by reference contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “ASLAN,” “ASLAN Pharmaceuticals,” “the Company,” “we,” “us” and “our” refer to ASLAN Pharmaceuticals Limited and its subsidiaries.

On March 13, 2023, we effected a change to the ratio of our ADSs to our ordinary shares from one ADS representing five ordinary shares to one ADS representing twenty-five ordinary shares, or the ADS Ratio Change. Except as otherwise indicated, all information in this prospectus gives retroactive effect to the ADS Ratio Change.

For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including our consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in the applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and any accompanying prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Company Overview

We are a clinical-stage immunology focused biopharmaceutical company developing innovative treatments to transform the lives of patients.

Our portfolio is led by eblasakimab (also known as ASLAN004), a potential first-in-class human monoclonal antibody that binds to the IL-13 receptor a1 subunit, blocking signaling of two pro-inflammatory cytokines, IL-4 and IL-13 which are central to triggering symptoms of atopic dermatitis, or AD, such as redness and itching of the skin. Eblasakimab has the potential to improve upon current biologics used to treat allergic disease.

We are currently investigating eblasakimab as a therapeutic antibody for moderate-to-severe AD. In July 2023 we reported positive topline data from our Phase 2b TREK-AD study in moderate-to-severe AD, supporting eblasakimab’s potential to deliver a monthly dosing regimen from initiation in AD. We are also investigating eblasakimab in dupilumab-experienced, moderate-to-severe AD patients in the Phase 2 trial, TREK-DX.

We are developing farudodstat (also known as ASLAN003), an orally active, potent inhibitor of human dihydroorotate dehydrogenase, or DHODH that has the potential to be a best-in-class therapy in autoimmune disease. Inhibition of DHODH is demonstrated to have anti-inflammatory and immunomodulatory effects that are selective towards rapidly proliferating lymphocytes, making it an attractive target for immune-mediated inflammatory diseases, such as alopecia areata, or AA. We initiated a Phase 2 clinical trial in AA in the second quarter of 2023 with an interim readout expected in the third quarter of 2024.

Corporate Information

ASLAN Pharmaceuticals Pte. Ltd. was incorporated in Singapore in April 2010 and ASLAN Pharmaceuticals Limited was incorporated in the Cayman Islands in June 2014.

In addition to ASLAN Pharmaceuticals Pte. Ltd., our subsidiaries, ASLAN Pharmaceuticals Australia Pty Ltd., ASLAN Pharmaceuticals Hong Kong Limited, ASLAN Pharmaceuticals (Shanghai) Co. Ltd. and ASLAN Pharmaceuticals (USA) Inc. were incorporated in Australia, Hong Kong, China, and the United States in July 2014, July 2015, May 2016, and October 2018, respectively.

Our principal executive offices are located at 3 Temasek Avenue, Level 18 Centennial Tower, Singapore 039190. Our telephone number at this address is +65 6817 9598. Our registered office in the Cayman Islands is at the offices of Walkers Corporate Limited at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street 18th Floor, New York, NY 10168. Our website address is www.aslanpharma.com. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website is not a part of this prospectus.

We conduct our business using the trademark “ASLAN,” “ASLAN PHARMACEUTICALS” and our lion logo, as well as domain names incorporating either or both of these trademarks. “ASLAN” has been registered as a trademark in the U.S., the E.U., Japan, China and Singapore. “ASLAN PHARMACEUTICALS” and our lion logo has been registered in Singapore. This prospectus, the accompanying prospectus and the information incorporated herein by reference contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, the accompanying prospectus and the information incorporated herein by reference, including logos, artwork and other visual displays, may appear without the ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Implications of Being a Foreign Private Issuer

We are considered a “foreign private issuer” under U.S. securities laws. In our capacity as a foreign private issuer, we are exempt from certain rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq listing rules for domestic issuers. For instance, we follow home country practice in the Cayman Islands with regard to, among other things, board composition, director nomination procedures and quorum at shareholders’ meetings. Following our home country governance practices in lieu of the corporate governance standards that would otherwise apply to a U.S. domestic issuer listed on The Nasdaq Capital Market may provide less protection than is accorded to investors under the Nasdaq listing rules applicable to domestic issuers.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

The Offering

Ordinary shares (or ADSs representing such shares) offered by the selling shareholder	Up to 61,904,761 of our ordinary shares, represented by 2,476,190 ADSs, that may be issued upon one or more conversions under the K2 Loan Agreement, by the selling shareholder identified in this prospectus. Each ADS will represent twenty-five ordinary shares and will be evidenced by an ADR.

Terms of the offering	The selling shareholder will determine when and how it will sell the ordinary shares (or ADSs representing such shares) offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any of the proceeds from the sale of ordinary shares (or ADSs representing such shares) in this offering. The selling shareholder will receive all of the proceeds from this offering.

Risk factors	See “Risk Factors” beginning on page 4 and under similar headings in the other documents that incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares or ADSs.

Nasdaq Capital Market symbol	“ASLN”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and any accompanying prospectus supplement or related free writing prospectus, and under similar headings in our most recent Annual Report on Form 20-F, any subsequent Current Reports on Form 6-K and the other documents that are filed with the Securities and Exchange Commission, or the SEC, after the date hereof that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being offered. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. See also “Cautionary Statement Regarding Forward-Looking Statements.”

Summary of Risk Factors

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our securities. These risks include, among others, the following:

•	We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

•

Our need for additional capital raises substantial doubt about our ability to continue as a going concern. We will need to obtain substantial additional financing for our operations, and if we fail to obtain additional financing, we may be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

•	We currently do not generate any revenue from product sales, have generated only limited revenue since inception, and may never be profitable.

•

We are heavily dependent on the success of our two product candidates, eblasakimab and farudodstat and we cannot give any assurance that eblasakimab or farudodstat will successfully complete clinical development or receive regulatory approval, which is necessary before they can be commercialized.

•

Clinical development is a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Failure can occur at any stage of clinical development. We have never completed a pivotal clinical trial for our product candidates or submitted a New Drug Application or a Biologics License Application to the U.S. Food and Drug Administration, or the FDA, or similar drug approval filings to comparable foreign authorities.

•

Delays in clinical trials are common and have many causes, and any delay could result in increased costs to us and jeopardize or delay our ability to obtain regulatory approval and commence product sales.

•

The regulatory approval processes of the U.S. FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

•

We rely on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

•

If we are unable to obtain or protect intellectual property rights related to our current product candidates or any future product candidates which we may develop, we may not be able to compete effectively in our market.

•

If we are unable to regain compliance with the listing requirements of the Nasdaq Capital Market, our ADSs may remain delisted from the Nasdaq Capital Market which could have a material adverse effect on our financial condition and could make it more difficult for you to sell your shares.

•

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law, we conduct the majority of our operations, and substantially all of our directors and executive officers reside, outside of the United States.

•

We qualify as a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that permit less detailed and frequent disclosures than those of a U.S. domestic public company.

•	Our business is subject to economic, political, regulatory and other risks associated with international operations.

•	Our business could continue to be adversely affected by the effects of health pandemics or epidemics.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections titled “Information on the Company,” “Risk Factors” and “Operating and Financial Review and Prospects” incorporated by reference from our most recent Annual Report on Form 20-F, as well as any amendments thereto, filed with the SEC.

In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative or plural of those terms, and similar expressions intended to identify statements about the future, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

Any statements in this prospectus, any accompanying prospectus supplement and related free writing prospectus, or in the documents incorporated by reference herein and therein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, these forward-looking statements include, without limitation, statements regarding:

•	The outcome, cost and timing of our product development activities and clinical trials;

•	Our plans and expected timing with respect to regulatory filings and approvals;

•	Our ability to fund our operations;

•	Our plans to develop and commercialize our product candidates and expand our development pipeline;

•	Our ability to enter into a transaction with respect to commercialization of our products and product candidates;

•	The size and growth potential of the markets for our product candidates, and our ability to serve those markets;

•	Our sales and marketing strategies and plans;

•	Potential market acceptance of our product candidates;

•	Potential regulatory developments in the United States and foreign countries;

•	The performance of our third-party suppliers and manufacturers;

•	Our ability to compete with other therapies that are or become available;

•	Our expectations regarding the period during which we qualify as a foreign private issuer under U.S. securities laws or a passive foreign investment company for U.S. federal income tax purposes;

•	Our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	Our expectations regarding the terms of our patents and ability to obtain and maintain intellectual property protection for our product candidates; and

•

The impact of health epidemics or pandemics on our operations, research and development and clinical trials and potential disruption in the operations and business of third-party manufacturers, contract research organizations, other service providers and collaborators with whom we conduct business.

You should refer to the “Risk Factors” section contained in this prospectus and any accompanying prospectus supplement or related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

You should read this prospectus, together with the documents we have filed with the SEC that are incorporated by reference and any accompanying prospectus supplement or related free writing prospectus we have authorized for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus and the information incorporated by reference in this prospectus may contain market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus and in the information incorporated by reference in this prospectus is generally reliable, such information is inherently imprecise.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2024 on:

•	an actual basis; and

•

an as adjusted basis to reflect the issuance of approximately 2,476,190 ADSs (representing 61,904,761 ordinary shares) estimated to be issuable upon conversion of the K2 Loan (as defined below) (assuming that the $1.3 million of the outstanding principal under the K2 Loan Agreement was converted in full at a conversion price of $0.0210 per ordinary share, or $0.525 per ADS).

You should read this table in conjunction with other sections of this prospectus (as supplemented or amended) and any documents that they incorporate by reference, including our consolidated financial statements and the related notes.

	As of March 31, 2024 (in thousands, except share and per share amounts)
	Unaudited	Unaudited
	Actual	As Adjusted
Cash and cash equivalents	$18,396	$18,396

Long-term borrowings	$19,350	$18,050
Equity:
Ordinary shares	65,189	65,808
Capital surplus	247,776	248,457
Accumulated deficit	(330,987)	(330,987)
Other reserves	$57	$57

Total equity/(capital deficiency)	(17,965)	(16,665)
Total capitalization	$1,385	$1,385

The number of ordinary shares outstanding in the table above is based on 565,670,380 ordinary shares (or 22,626,815 ADSs) outstanding as of March 31, 2024 on an actual basis and excludes as of such date:

•

71,506,825 ordinary shares (or 2,860,273 ADSs) issuable upon the exercise of share options outstanding as of March 31, 2024 under our 2014 Employee Share Option Scheme Plan, or the 2014 Plan, the 2017 Employee Share Option Plan, or the 2017 Plan, and our 2020 Equity Incentive Plan, or the 2020 Plan, at a weighted-average exercise price of $0.91, $1.28 and $0.11 per ordinary share (or $22.73, $31.90, and $2.73 per ADS) for the 2014 Plan, 2017 Plan, and the 2020 Plan, respectively;

•

5,096,752 ordinary shares (or 203,870 ADSs) issuable upon the exercise of an outstanding warrant issued in July 2021, as amended in June 2023, or the 2023 K2 Warrant, to K2 HealthVentures Equity Trust LLC, or K2HV, at an exercise price of $0.1447 per ordinary share (or $3.6175 per ADS), pursuant to the K2 Loan Agreement, in connection with the drawdown of our loan facilities;

•

29,154,293 ordinary shares (or 1,166,171 ADSs) issuable upon the exercise of an outstanding warrant issued in May 2024, to K2HV, or the 2024 K2 Warrant, at an exercise price of $0.0162 per ordinary share (or $0.405 per ADS), in connection with an amendment to the K2 Loan Agreement;

•

52,401,685 ordinary shares (or 2,096,067 ADSs) issuable upon the exercise of pre-funded warrants held by entities affiliated with BVF Partners L.P., at an exercise price of $0.0001 per ordinary share (or $0.0025 per ADS), issued in connection with the 2023 private placement;

•

122,699,390 ordinary shares (or 4,907,982 ADSs) issuable upon the exercise of outstanding warrants held by certain purchasers, at a weighted average exercise price of $0.326 per ordinary share (or $8.15 per ADS), issued in connection with the 2023 private placement;

•

125,000,000 ordinary shares (or 5,000,000 ADSs) issuable upon the exercise of outstanding warrants held by certain purchasers, at a weighted average exercise price of $0.04 per ordinary share (or $1.00 per ADS), issued in connection with the 2024 private placement; and

In addition, the number of ordinary shares to be outstanding as shown above does not include 1,729,978 ADSs (representing 43,249,450 ordinary shares) that we sold after March 31, 2024 and prior to the date of this prospectus under that certain Open Market Sale AgreementSM that we entered into with Jefferies LLC on October 9, 2020, as amended from time to time, or the Sale Agreement. In addition, as of the date of this prospectus, 1,353,154,850 ordinary shares (representing 54,126,194 ADSs) have been issued to JPMorgan Chase Bank, N.A., as depositary, which are being held for future sales and issuances of ADSs, if any, under the Sale Agreement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of ordinary shares (or ADSs representing such shares) in this offering. The selling shareholder will receive all of the proceeds from this offering.

The selling shareholder will pay any underwriting discounts and commissions and placement agent fees or other similar expenses incurred by the selling shareholder for brokerage, or legal services or any other expenses incurred by the selling shareholder in disposing of the ordinary shares (or ADSs representing such shares). We will bear all other fees and expenses incurred in effecting the registration of the ordinary shares (or ADSs representing such shares) covered by this prospectus, including registration, listing, qualification and filing fees, depositary fees, fees and expenses of our counsel and our independent registered public accountants.

SELLING SHAREHOLDER

K2 Loan Agreement

On July 12, 2021, we entered into a Loan, Guaranty, and Security Agreement and ancillary documents (as the same has been and may from time to time be amended, modified, supplemented or restated, the “K2 Loan Agreement”) with the lenders from time-to-time, party thereto, K2 HealthVentures LLC as administrative agent, and other parties therein, as amended by that certain First Amendment to the Loan, Guaranty and Security Agreement dated as of June 30, 2023, and as further amended by that certain Second Amendment to Loan, Guaranty and Security Agreement dated as of December 6, 2023, pursuant to which the lenders agreed to loan to us up to $45.0 million of term loans in up to four separate tranches, or the K2 Loan. On May 29, 2024, or the Third Amendment Effective Date, we entered into that certain Third Amendment to the K2 Loan Agreement, or the Third Amendment, pursuant to which (1) the parties agreed to certain amendments to the K2 Loan Agreement and (2) the lenders agreed to forbear from exercising such right(s) as they may be entitled under the K2 Loan Agreement with respect to (i) certain alleged and disputed events of default or potential events of default under the K2 Loan Agreement that may or may not exist and (ii) any potential future events of default under the Loan Agreement due to the occurrence of a material adverse effect (as defined in the K2 Loan Agreement) or breach of certain provisions of the K2 Loan Agreement, each for the period from Third Amendment Effective Date to July 1, 2024, or the Forbearance Period. The Forbearance Period is subject to extension, as further described in the Third Amendment.

From the Third Amendment Effective Date and prior to the payment in full of the K2 Loan, the lenders will have the right to convert any portion of up to $1.3 million of the principal amount of the K2 Loan then outstanding, at its option, into ordinary shares, subject to certain beneficial ownership limitations. The conversion price of the K2 Loan into ordinary shares is $0.0210 (subject to adjustment for share splits or other similar events).

The ordinary shares described above are being sold by us under the K2 Loan Agreement in reliance upon an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. We made this determination based on the representations that the lenders are “accredited investors” within the meaning of Rule 501 of Regulation D.

As of the date of this prospectus, there have been no conversions under the K2 Loan Agreement.

Information about Selling Shareholder Offering

We are registering the resale of the above-referenced ordinary shares to permit the selling shareholder identified below, or its permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of the ordinary shares (or ADSs representing such shares) in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended).

This prospectus covers the sale or other disposition by the selling shareholder of an estimated number of ordinary shares (or ADSs representing such shares) issuable upon conversion under the K2 Loan Agreement. Throughout this prospectus, when we refer to the ordinary shares being registered on behalf of the selling shareholder, we are referring to the ordinary shares (or ADSs representing such shares) issuable upon conversion under the K2 Loan Agreement, and when we refer to the selling shareholder in this prospectus, we are referring to the lenders and their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The selling shareholder may sell some, all or none of its ordinary shares (or ADSs representing such shares). We do not know when or whether the selling shareholder will convert any part of the K2 Loan, into ordinary shares (or ADSs representing such shares), nor do we know how long the selling shareholder will hold its ordinary shares (or ADSs representing such shares) before selling them, and we currently have no agreements, arrangements or understandings with the lenders regarding any conversion and/or repayment under the K2 Loan Agreement, or the sale or other disposition of any of the ordinary shares (or ADSs representing such shares). The ordinary shares (or ADSs representing such shares) covered hereby may be offered from time to time by the selling shareholder.

The following table sets forth the name of the selling shareholder, the number and percentage of our ordinary shares beneficially owned by the selling shareholder as of May 31, 2024, the number of our ordinary shares issuable upon conversions under the K2 Loan Agreement that may be offered under this prospectus, and the number and percentage of our ordinary shares beneficially owned by the selling shareholder assuming all of the ordinary shares registered hereunder are sold.

The information in the table below and the footnotes thereto regarding ordinary shares to be beneficially owned after the offering assumes (i) that the selling shareholder has converted all of the $1.3 million of outstanding principal under the K2 Loan into ordinary shares (or ADSs representing such shares) at a conversion price of $0.0210 per ordinary share (or $0.525 per ADS), and (ii) the sale of all ordinary shares (or ADSs representing such shares) being offered by the selling shareholder under this prospectus.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholder. The percentage of shares owned prior to and after the offering is based on 565,670,380 of our ordinary shares outstanding as of May 31, 2024. Unless otherwise indicated in the footnotes to this table, we believe that the selling shareholder named in this table has sole voting and investment power with respect to the ordinary shares indicated as beneficially owned. Except as otherwise indicated in this section, based on the information provided to us by the selling shareholder, and to the best of our knowledge, the selling shareholder is not a broker-dealer or an affiliate of broker-dealers.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent

K2 HealthVentures Equity Trust LLC (2)	113,526,731	9.99%	61,904,761	51,621,970	7.73%

(1)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of share ownership, that is, shares held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that are currently exercisable or exercisable within 60 days of May 31, 2024. In computing the number of ordinary shares beneficially owned by the selling shareholder and the percentage ownership of the selling shareholder, we deemed ordinary shares issuable upon the exercise of the selling shareholder’s warrants, as beneficially owned by the selling shareholder because the warrants are exercisable within 60 days of May 31, 2024.

(2)

The number reported under “Shares Beneficially Owned Prior to Offering” consists of (i) 11,235,955 ordinary shares; (ii) warrants to purchase 5,096,752 ordinary shares, with an exercise price of $0.1447 per ordinary share, or the Loan Warrants; (iii) warrants to purchase 6,134,970 ordinary shares, represented by 245,399 ADSs, or pre-funded warrants to purchase an equivalent amount of ordinary shares or ADSs, with an exercise price of $8.15 per ADS, or the Tranche 2A Warrants; (iv) 61,904,761 ordinary shares issuable upon conversion of $1.3 million principal amount of the K2 Loan pursuant to the K2 Loan Agreement, based upon a conversion price of $0.0210 per ordinary share, or the Conversion Shares; and (v) a warrant to purchase 29,154,293 ordinary shares, represented by 1,166,171 ADSs, with an exercise price of $0.0162 per ordinary share, or the 2024 K2 Warrant. Each of the Loan Warrants, Tranche 2A Warrants, Conversion Shares and 2024 K2 Warrant are subject to certain beneficial ownership limitations, which provide that the holder will not have the right to exercise or convert, as applicable, any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99% (or 19.99%, as applicable) of the number of ordinary shares outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to the Company, such holder may increase or decrease such limitation up to a maximum of 19.99% of the number of ordinary shares outstanding, held by K2 HealthVentures Equity Trust LLC, or K2HV. This amount excludes warrants to purchase 6,134,970 ordinary shares, represented by 245,399 ADSs, or pre-funded warrants to purchase an equivalent amount of ordinary shares or ADS, with an exercise price of $8.15 per ADS, or the Tranche 2B Warrants, because the Tranche 2B Warrants are not currently exercisable. Parag Shah and Anup Arora serve as the managing members of K2HV and, in such capacities, may be deemed to indirectly beneficially own the shares beneficially owned by K2HV. The business address of K2HV, Parag Shah and Anup Arora is 855 Boylston Street, 10th Floor, Boston, Massachusetts 02116.

Relationships with Selling Shareholder

Except as otherwise disclosed in the footnotes to the table above and as described below, the selling shareholder does not and within the past three years has not had, any position, office or other material relationship with us.

On May 29, 2024, we entered into the Third Amendment with the selling shareholder, pursuant to which we granted to the selling shareholder an option to convert $1.3 million of outstanding principal under the K2 Loan Agreement into ordinary shares of the Company at a conversion price of $0.0210 per ordinary share (or $0.525 per ADS) and registration rights related to such converted equity. In connection with the Third Amendment, we issued a warrant to purchase ordinary shares to the selling shareholder, which warrant is exercisable for 29,154,293 ordinary shares (or 1.166 million ADS), at an exercise price of $0.0162 per ordinary share (or $0.405 per ADS), subject to adjustment as provided therein.

PLAN OF DISTRIBUTION

The selling shareholder, which shall include donees, pledgees, transferees or other successors-in-interest selling ADSs representing ordinary shares or interests in such securities received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ADSs or interests therein on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholder may use any one or more of the following methods when disposing of ADSs or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through agreements between broker-dealers and the selling shareholder to sell a specified number of such ADSs at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the ADSs owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the ADSs, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer the ADSs in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a selling shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our ADSs or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging the positions they assume. The selling shareholder may also sell ADSs short and deliver these securities to close out its short positions, or loan or pledge the ADSs to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of ADSs offered by this prospectus, which ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholder from the sale of the ADSs offered by it will be the purchase price of the ADSs less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ADSs to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholder also may resell all or a portion of the ADSs in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conforms to the requirements of that rule.

The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the ADSs may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ADSs to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ADSs may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ADSs in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the ADSs against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ADSs offered by this prospectus.

We have agreed with the selling shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the ADSs covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (2) the date on which all of the ADSs may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SHARE CAPITAL

General

We are an exempted company incorporated in June 2014 with limited liability under the laws of the Cayman Islands and our affairs are governed by:

•	Our Twelfth Amended and Restated Memorandum and Articles of Association, or our Articles;

•	the Companies Act (as amended) of the Cayman Islands, or the Companies Act; and

•	the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is $50,000,000 divided into 5,000,000,000 ordinary shares of a nominal or par value of $0.01 per ordinary share. As of May 31, 2024, there were 565,670,380 ordinary shares (including ordinary shares in the form of ADSs), issued and outstanding.

The following are summaries of material provisions of our Articles and the Companies Act insofar as they relate to the material terms of our share capital.

2023 Private Placement

On February 24, 2023, we entered into that certain unit purchase agreement with the purchasers named therein, pursuant to which we agreed to sell to the purchasers, in a private placement offering, an aggregate of (i) 59,957,865 ordinary shares (or the equivalent of 2,398,314 ADSs) and (ii) 52,401,685 ordinary shares issuable upon the exercise of pre-funded warrants (or the equivalent of 2,096,067 ADSs), at a purchase price of $0.178 per ordinary share (or the equivalent of $4.45 per ADS) and $4.4475 per pre-funded warrant. The 2023 private placement closed on February 27, 2023. As part of the 2023 private placement, the Purchasers also received two tranches of warrants exercisable in the aggregate for up to 276,545,560 ordinary shares exercisable for 11,061,822 ADSs. On September 4, 2023, the first tranche of such 2023 private placement warrants lapsed, as the relevant warrant exercise deadline occurred. The second tranche of such warrants, exercisable for 122,699,390 ordinary shares (or 4,907,982 ADSs), at a weighted average exercise price of $0.326 per ordinary share (or $8.15 per ADS) remain exercisable. If all such exercisable 2023 warrants are fully-exercised we would receive an additional $40.0 million in gross proceeds.

K2 Facility, Warrants and Participation Rights

In connection with the K2 Facility, we issued a warrant to purchase ordinary shares, as amended on June 30, 2023, or the 2023 K2 Warrant, to K2HV. The number of ordinary shares exercisable under the 2023 K2 Warrant equals (i) 2.95% of the aggregate outstanding principal amount of the term loans funded to us divided by (ii) the warrant price of $0.1447 per ordinary share (subject to adjustment as provided therein). The 2023 K2 Warrant also includes a cashless exercise feature allowing the holder to receive shares underlying the warrant in an amount reduced by the aggregate exercise price that would have been payable upon exercise of the warrant for such shares. In addition, subject to compliance with applicable securities laws (including any holding period requirements), we are required to use commercially reasonable efforts to facilitate and take all other actions required to enable the deposit of any or all of the ordinary shares exercisable under the 2023 K2 Warrant with our depositary for the issuance of ADSs. The 2023 K2 Warrant is exercisable until its expiration on July 12, 2031. The 2023 K2 Warrant also provides for automatic cashless exercise or assumption as a result of certain transactions involving a merger, acquisition or sale of the Company, as set forth in the 2023 K2 Warrant.

On May 29, 2024, we issued a warrant to purchase 29,154,293 ordinary shares at an exercise price of $0.0162 per ordinary share (subject to adjustment as provided therein) to K2HV, or the 2024 K2 Warrant, in connection with an amendment to the K2 Facility. The 2024 K2 Warrant includes customary cashless exercise features and requires us to use commercially reasonable efforts to facilitate and take all other actions required to enable the deposit of any or all of the ordinary shares exercisable under the 2024 K2 Warrant with our depositary for the issuance of ADSs. The 2024 K2 Warrant is exercisable until its expiration on May 29, 2034.

The K2 Facility also provides K2HV with the right to participate in an aggregate amount of up to $5.0 million in any offering of our ADSs, ordinary shares, common stock, convertible preferred stock or other equity securities (or certain other convertible instruments but excluding non-convertible debt securities), but excluding any at-the-market offerings or facilities, on the same terms, conditions and pricing afforded to others participating in such offering; provided that with respect to any public offering, we are required to use commercially reasonable efforts to provide K2HV with the opportunity to invest in each such offering if it is lawful to do so (or if the offering is an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, or the Securities Act, to use commercially reasonable efforts to cause the underwriters for such offering to offer K2HV an allocation of securities in such offering).

2024 Private Placement

On March 12, 2024, we entered into the Purchase Agreement with the Purchasers, pursuant to which we agreed to sell to the Purchasers, in the Private Placement offering, warrants to purchase up to an aggregate of 125,000,000 ordinary shares, represented by 5,000,000 ADSs. The Private Placement closed on March 14, 2024 and the warrants are exercisable at any time on or after the issue date of the warrants, at an exercise price of $1.00 per ADS. The warrants expire 5 years from the closing of the Private Placement. The Private Placement resulted in no proceeds to us. If all warrants are fully-exercised we would receive an additional $5.0 million in gross proceeds.

Twelfth Amended and Restated Memorandum and Articles of Association

Subject to other provisions in our Articles, our shareholders may by ordinary resolution increase our authorized share capital or by special resolution reduce the share capital and may also by special resolution amend our Articles.

Ordinary Shares. All of our outstanding ordinary shares are fully paid and non-assessable. No certificates representing the ordinary shares have been issued. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our Articles provide that the directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our company may pay a dividend out of any of profit, retained earnings or the credit standing in our company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting Rights. Holders of our ordinary shares shall be entitled to one vote per ordinary share. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded (before or on the declaration of the result of the show of hands). A poll may be demanded by the chairman of such meeting or any one or more shareholders present in person or by proxy at the meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our Articles or approving a merger. Holders of the ordinary shares may, among other things, subdivide, consolidate or increase our share capital by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act or our Articles to call shareholders’ annual general meetings.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance written notice of at least seven calendar days (counting from the date service is deemed to take place as provided in our Articles) is required for the convening of any general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing at least a majority of our paid up voting share capital.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles provide general meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at our general meetings holding at least ten percent of the paid up voting share capital deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition duly proceed to convene a general meeting to be held.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Our board of directors may determine to decline to register any transfer of shares for any reason.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. We may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors and agreed with the relevant shareholder. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits, retained earnings or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the Company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time our share capital is divided into different classes (and as otherwise determined by our board of directors) the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting. The board of directors may vary the rights attaching to any class without the consent or approval of shareholders provided that the rights will not, in the determination of the board of directors, be materially adversely varied or abrogated by such action.

Issuance of Additional Shares. Our Articles authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Articles also authorize our board of directors to establish from time to time one or more series of preferred shares with the approval of the board of directors and with the approval of a special resolution and to determine, with respect to any series of preference shares, the terms and rights of that series, including the:

•	order, fixed amount or fixed ratio of allocation of dividends and other distributions on preferred shares;

•	order, fixed amount or fixed ratio of allocation of the assets available for distribution on a liquidation of the Company;

•	order of or restriction on the voting rights (including declaring no voting rights whatsoever) of preferred shareholders;

•	other matters concerning rights and obligations incidental to preferred shares; and

•	method by which the Company is authorized or compelled to redeem the preferred shares, or a statement that redemption rights shall not apply.

Prior to the issuance of any preferred shares, the Articles shall be amended to set forth the rights and obligations of the preferred shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our corporate records (except for the memorandum and articles of association of our company, any special resolutions passed by our company and the register of mortgages and charges of our company). However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Anti-Takeover Provisions. Some provisions of our Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company incorporated with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the Company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other limited circumstances in which a court may be prepared to pierce or lift the corporate veil).

Preference Shares

Pursuant to our Articles, we may issue shares with rights which are preferential to those of ordinary shares issued by us with the approval of our board of directors and with the approval of a special resolution. Our Articles must be amended by special resolution to provide for such preference shares.

Material Differences in Corporate Law

The Companies Act is modeled after the corporate legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation Bylaws	Memorandum of Association and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

As a matter of Cayman Islands law, directors of Cayman Islands companies owe fiduciary duties to their respective companies to, amongst other things, act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Five core duties are:

•    a duty to act in good faith in what the directors bona fide consider to be the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies);

•   a duty not to personally profit from opportunities that arise from the office of director;

•   a duty of trusteeship of the company’s assets;

•   a duty to avoid conflicts of interest; and

•   a duty to exercise powers for the purpose for which such powers were conferred.

A director of a Cayman Islands company also owes the company a duty to act with skill, care and diligence. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Limitations on Personal Liability of Directors

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Companies Act has no equivalent provision to Delaware law regarding the limitation of director’s liability. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty or willful default.

	Delaware	Cayman Islands
Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.	Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Interested Directors	Under Delaware law, a transaction in which a director who has an interest is not void or voidable solely because such interested director is present at or participates in the meeting that authorizes the transaction if: (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Our Articles contain a provision that allows the director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

	Delaware	Cayman Islands
The Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting. Our Articles provide that a resolution in writing signed by all the shareholders for the time being entitled to receive notice of and to attend and vote at our general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting duly convened and held.

Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Companies Act defines “special resolution” only. A company’s articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

Our Articles contain a provision that shareholders may by ordinary resolution appoint any person to be a director. Further, the directors shall have power at any time and from time to time to appoint any person to be a director, either as a result of a casual vacancy or as an additional director, subject to the maximum number (if any) imposed by Ordinary Resolution.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	No cumulative voting for the election of directors unless so provided in the articles of association. Our Articles do not expressly provide for cumulative voting on the election of directors.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the articles of association.

	Delaware	Cayman Islands
Mergers and Similar Arrangements	Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

The Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging party (with the vesting of the undertaking, property and liabilities of the other merging party with the surviving company) that then ceases to exist.

Two or more Cayman Islands companies may merge or consolidate. Cayman Islands companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the Companies Act, a written plan of merger or consolidation shall be approved by the directors of each constituent company, which then must be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association.

Shareholder approval is not required where a parent company registered in the Cayman Islands seeks to merge with one or more of its subsidiaries registered in the Cayman Islands and a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise.

Secured creditors must consent to the merger although application can be made to the Grand Court of the Cayman Islands for such requirement to be waived if such secured creditor does not grant its consent to the merger. Where a foreign company wishes to merge with a Cayman company, consent or approval to the transfer of any security interest granted by the foreign company to the resulting Cayman entity in the transaction is required, unless otherwise released or waived by the secured party. If the merger plan is approved, it is then filed with the Cayman Islands Registrar of Companies along with a declaration by a director of each company. The Registrar of Companies will then issue a certificate of merger which shall be prima facie evidence of compliance with all requirements of the Companies Act in respect of the merger or consolidation.

Delaware	Cayman Islands

Our Articles provide that we may merge or consolidate with one or more other companies in accordance with the Companies Act with the approval of a Special Resolution.

Cayman companies may also be restructured or amalgamated under supervision of the Grand Court of the Cayman Islands by way of a court-sanctioned “scheme of arrangement.” A scheme of arrangement is one of several transactional mechanisms available in the Cayman Islands for achieving a restructuring.

Others include share capital exchange, merger (as described above), asset acquisition or control, through contractual arrangements, of an operating business. A scheme of arrangement must not be beyond the powers of the company, as stated in the constitutional documents of the company and also requires the approval of a majority, in number, of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at the meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the Court its view that the transaction ought not be approved, the Court can be expected to approve the scheme of arrangement if it is satisfied that:

•   the statutory provisions as to the required majority vote have been met;

•   the classes which are required to approve the scheme of arrangement have been properly constituted, so that the members of such classes are properly and fairly represented and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•   the meetings held by the company in relation to the approval of the scheme of arrangement by such classes have been convened and held in accordance with any directions given by the Court; and

	Delaware	Cayman Islands

•   the scheme of arrangement has been properly explained to the shareholders or creditors so that they have been able to exercise an informed vote in respect of the scheme; the scheme of arrangement is one which an intelligent and honest man, who is a member of the relevant class and properly acting might approve.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	The rights of shareholders under Cayman Islands law are not as extensive as those under Delaware law. Class actions are generally not available to shareholders under Cayman Islands laws; historically, there have not been any reported instances of such class actions having been successfully brought before the Cayman Islands courts. In principle, we will normally be the proper plaintiff in any claim based on a breach of duty owed to the company, and a claim against (for example) the company’s officers or directors usually may not be brought by a shareholder. A derivative action may be brought by a minority shareholder in only limited circumstances. In this regard, the Cayman Islands courts would ordinarily be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of cannot be ratified by the shareholders and where control of the company by the wrongdoer results in the company not pursuing a remedy itself. The case law shows that derivative actions have been permitted in respect of acts that are beyond the company’s corporate power, illegal, where the individual rights of the plaintiff shareholder have been infringed or are about to be infringed and acts that are alleged to constitute a “fraud on the minority.”

	Delaware	Cayman Islands
Inspection of Corporate Records	Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Except in respect of the inspection of a Company’s Register of Directors upon payment of a fee at the Registrar of Companies in the Cayman Islands by any person, shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the register of mortgages or charges) of the company. However, these rights may be provided in the company’s articles of association.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.	The Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s articles of association. Our Articles do provide for these rights.

Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.

The Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the articles of association).

Our Articles authorize such written consents.

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the articles of association.

Delaware	Cayman Islands
Our Articles allow for shareholders’ meetings to be convened on the requisition in writing of any shareholder or shareholders holding at least ten percent of the paid up voting share capital. Our Articles also provide that, in the event that our board of directors does not or cannot convene a general meeting upon the duly delivered requisition of any shareholder or shareholders (as described above), the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by us.

Listing

Our ADSs are listed on The Nasdaq Capital Market under the symbol “ASLN.”

Transfer Agent and Registrar

The transfer agent and registrar for our ADSs is JPMorgan Chase Bank, N.A., or JPMorgan. Our principal share register is currently maintained by Walkers Corporate Limited and a branch share register is currently maintained by the Company. The principal share register and the branch share register reflect only record owners of our ordinary shares. Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our principal share register or our branch share register. The depositary, the custodian or their nominees will be the holder of the shares underlying our ADSs. For further discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan as depositary will issue the ADSs in connection with an offering. Each ADS will represent an ownership interest in a designated number of our ordinary shares which we will deposit with the depositary or the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY, 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any direct shareholder rights. Because the depositary or its nominee will be the shareholder of record for the ordinary shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders from time to time of ADRs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the Cayman Islands, which may be different from the laws of the United States. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may find the registration statement and the attached deposit agreement on the SEC’s website at www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the ordinary shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will distribute to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares. In the case of a dividend or free distribution in ordinary shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such ordinary shares. Only whole ADSs will be issued. Any ordinary shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional ordinary shares. In the case of a distribution of rights to subscribe for additional ordinary shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii)

if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing, in which case ADR holders will receive nothing and the rights may lapse.

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable, including the distribution of foreign currency, securities or property, or it may retain such items, without liability for interest thereon or investment thereof, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section on www.adr.com (as updated by the depositary from time to time and the location and contents of which the depositary shall be solely responsible for).

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

Subject to any restrictions on deposit provided for under the laws of the Cayman Islands and the deposit agreement, the depositary will issue ADSs against the deposit of: (i) ordinary shares in registered form, validly issued and outstanding; (ii) rights to receive ordinary shares from us or any registrar, transfer agent, clearing agent or other entity recording share ownership or transactions, subject in each case to payment of the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such ordinary shares.

Ordinary shares deposited in the future with the custodian must be accompanied by certain documents, including Share certificates, and a certified share extract, reflecting the registration of the shares in the name of JPMorgan, as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct, a delivery order directing the depositary to issue ADSs to, or upon the written order of, the person designated in such order, instruments assigning to the custodian, the depositary or the nominee of either of them any distribution on the ordinary shares so deposited or indemnity therefor, and proxies entitling the custodian to vote the deposited ordinary shares.

The custodian will hold all deposited ordinary shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary for the benefit of holders of ADRs. ADR holders thus have no direct ownership interest in the ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited ordinary shares. The deposited ordinary shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

In accordance with the deposit agreement and subject to the requirements of the laws of the Cayman Islands, an ADR holder may request the depositary to withdraw from the depositary receipt facility created by the deposit agreement the ordinary shares represented by such holder’s ADRs and transfer such ordinary shares to such holder or, upon the written order of any person designated in such ADR holder’s written order, upon surrender of (a) a certificated ADR in a form satisfactory to the depositary or (b) proper instructions and documentation in the case of an ADR issued through the depositary’s direct registration system, as the case may be, then an ADR holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the custodian’s office of the deposited securities at the time represented by the ADSs evidenced by this ADR. At the request, risk and expense of the holder hereof, the depositary may deliver such deposited securities at such other place as may have been requested by the holder.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be): to receive any distribution on or in respect of deposited securities; to give instructions for the exercise of voting rights; to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the deposit agreement; or to receive any notice or to act or be obligated in respect of other matters; all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement.

The depositary shall, if we request in writing in a timely manner at least 30 days prior to the date of such vote or meeting and at our expense and provided no legal prohibitions exist, distribute to the registered ADR holders a notice stating final information particular to the voting materials received by the depositary and describing how you may instruct, or, subject to the next paragraph, will be deemed to instruct, the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such holder’s name. In accordance with our memorandum and articles of association, a shareholder may not exercise its own vote or by proxy on behalf of another shareholder of the Company in respect of any contract or proposed contract or arrangement if such shareholder may be interested therein. Accordingly, no ADR holder shall instruct the depositary to vote on its behalf on any matter to be considered at the relevant meeting in respect of which such holder is interested.

To the extent we have provided the depositary with at least 35 days’ notice of a proposed meeting, the notice will be received by all ADR holders and beneficial owners no less than 10 days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and the depositary does not receive instructions on a particular agenda item from a ADR holder (including, without limitation, any entity or entities acting on behalf of the nominee for The Depository Trust Company, or DTC) in a timely manner, such holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such holder, to have instructed the depositary to give a discretionary proxy for such agenda item(s) to a person designated by us to vote the shares represented by their ADSs for which actual instructions were not so given by all such ADR holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless (1) we inform the depositary in writing that (a) we wish such proxy to be given with respect to such agenda item(s), (b) there is no substantial opposition existing with respect to such agenda item(s) and (c) such agenda item(s), if approved, would not materially or adversely affect the rights of holders of shares and (2) we have provided the depositary with an opinion of our counsel, in form and substance satisfactory to the depositary, confirming that (a) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (b) the granting of such proxy will not result in a violation of Cayman Islands laws, rules, regulations or permits, (c) the voting arrangement and deemed instruction as contemplated herein will be given effect under Cayman Islands laws, rules and regulations, and (d) the granting of such discretionary proxy will not under any circumstances result in the ADSs being treated as assets of the depositary under Cayman Islands laws, rules or regulations.

Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

We have advised the depositary that under the Cayman Islands law and our memorandum and articles of association, voting at any meeting of our shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with the memorandum and articles of association, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian, or upon request made to the depositary (which request may be refused by the depositary at its discretion), the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our ordinary shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of ordinary shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distributions prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of up to $0.05 per ADS upon which any cash distribution made pursuant to the deposit agreement;

•

an aggregate fee of $0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•

a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the ordinary shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were ordinary shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	SWIFT, cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

•	transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	fees of any division, branch or affiliate of the depositary utilized to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

Foreign Exchange Related Matters

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars, or FX Transactions. For certain currencies, FX Transactions are entered into with JPMorgan or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the JPMorgan nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page of www.adr.com (as updated by the depositary from time to time and the location and contents of which the depositary shall be solely responsible for). Such applicable foreign exchange rate and spread may (and neither the depositary, JPMorgan nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which JPMorgan or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, JPMorgan and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on us, the depositary, holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by JPMorgan and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither JPMorgan nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary. The right of the depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the deposit agreement.

The depositary anticipates reimbursing us for certain expenses incurred by us that are related to the establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the ADR holders to the depositary and by holding or having held an ADR or any ADSs evidenced thereby, the holder and all beneficial owners thereof and all prior holders and beneficial owners holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or other governmental charge. Each Holder of this ADR and beneficial owner of the ADSs evidenced thereby, and each prior holder and beneficial owner and thereof, or collectively, the Tax Indemnitors, by holding or having held an ADR or an interest in ADSs, acknowledges and agrees that the depositary shall have the right to seek payment of amounts owing with respect to this ADR from any one or more Tax Indemnitor(s) as determined by the depositary in its sole discretion, without any obligation to seek payment from any other Tax Indemnitor(s). If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of ADRs or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and shall distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

Notwithstanding the above, we will pay all stamp duties and other similar duties or taxes payable in the Cayman Islands, Singapore, the United States of America and any other jurisdiction, on or in connection with the constitution and issue of the ADSs and the execution or other event concerning the deposit agreement. If any legal proceedings are taken to enforce our obligations under the deposit agreement or the ADSs and for the purpose of such proceedings any of them are required to be taken into or enforced in any jurisdiction and stamp duties or other similar duties or taxes become payable in connection with such proceedings in such jurisdiction, the ADR holders will pay (or reimburse the person making a valid payment of) all such stamp duties and other similar duties and taxes, including any penalties and interest, unless otherwise ordered by a court of competent jurisdiction in such proceedings. The depositary may sell any deposited securities and cancel ADSs with respect thereof in order to pay any such stamp duties or other similar duties or taxes owed under the deposit agreement by ADR holders without the depositary being required to request payment thereof from the ADR holders.

Each holder and beneficial owner agrees to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, and such obligations of the holders and beneficial owners shall survive the transfer of ADSs, any surrender of ADSs and withdrawal of deposited securities and any termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of ordinary shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

(1)	amend the form of ADR;

(2)	distribute additional or amended ADRs;

(3)	distribute cash, securities or other property it has received in connection with such actions;

(4)	sell by public or private sale any securities or property received; or

(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders or beneficial owners must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of ADR holders or beneficial owners. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary in the deposit agreement without notice to us, the depositary may terminate the deposit agreement without notice to us, but subject to giving 30 days’ notice to the ADR holders, if: (i) we become bankrupt or insolvent, (ii) we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iii) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities. Additionally, the depositary may immediately terminate the deposit agreement, without prior notice to us, any ADR holder or beneficial owner or any other person if required by any law, rule or regulation relating to sanctions by any governmental authority or body, or if the depositary would be subject to liability under or pursuant to any law, rule or regulation, or if otherwise required by any governmental authority or body, in each case as determined by the depositary in its reasonable discretion.

After termination, the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a holder. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a holder, the depositary shall (a) instruct its custodian to deliver all deposited securities to us along with a general stock power that refers to the names set forth on the ADR Register and (b) provide us with a copy of the ADR Register. Upon receipt of such deposited securities and the ADR Register, we shall use our best efforts to issue to each holder a share certificate representing the shares represented by the ADSs reflected on the ADR Register in such holder’s name and to deliver such share certificate to the holder at the address set forth on the ADR Register. After providing such instruction to the custodian and delivering a copy of the ADR Register to us, the depositary and its agents shall have no further obligations.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs.

Prior to the issue, registration, registration of transfer, split-up, combination, or withdrawal of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of ordinary shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective directors, officers, employees, agents and affiliates, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such other party will be liable to holders or beneficial owners if:

•

any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, Singapore, or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond our, the depositary’s or any such other party’s direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or such other party (including, without limitation, voting);

•

by reason of any non-performance or delay, caused in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•

it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct and the depositary shall not be a fiduciary or have any fiduciary duty to holders or beneficial owners; or

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information, or in the case of the depositary only, from us.

We and the depositary and its agents may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither we, the depositary nor our respective agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs which in its opinion may involve it in expense or liability, if indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of the laws, rules or regulations of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder or beneficial owner of ADRs to obtain the benefits of credits or refunds of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax or tax consequences that may be incurred by registered holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary.

Neither we, the depositary nor any of our respective directors, officers, employees, agents or affiliates, nor our company’s supervisors, shall be liable to registered holders or beneficial owners for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, holders and beneficial owners), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the ordinary shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interests in, deposited securities, other ordinary shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof.

Each ADR holder agrees to comply with requests from us pursuant to the laws, rules and regulations of the Cayman Islands and Singapore, as well as the rules and regulations of any stock exchange on which the ordinary shares may hereinafter be registered, traded or listed to provide information, inter alia, as to the capacity in which such ADR holder owns ADRs (and ordinary shares as the case may be) and regarding the identity of any other person interested in such ADRs and the nature of such interest.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such register at the depositary’s office at all reasonable times, but for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs;

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR or ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

•

acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, holders, beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or the holders or beneficial owners may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to a holder shall be deemed, for all purposes of the deposit agreement, to constitute notice to any and all beneficial owners of the ADSs evidenced by such holder’s ADRs.

Governing Law, Submission to Jurisdiction and Arbitration

The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the laws of the State of New York without giving effect to the application of the conflict of law principles thereof. In the deposit agreement, we have submitted to the jurisdiction of the state and federal courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, subject to the terms described below, including the federal securities law carve-out set forth at the end of this sentence, (i) the depositary may refer any such suit, action or proceedings to arbitration in accordance with the provisions of the deposit agreement, and, upon such referral, any such suit, action or proceeding instituted by us shall be finally decided in such arbitration rather than in such court, (ii) the depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and beneficial owners), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any dispute, suit, action, controversy, claim, or proceeding of the type described in clause (ii) above, brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and beneficial owners ), shall be referred to and finally settled by an arbitration conducted under the terms described below; provided however, that to the extent there are specific federal securities law violation aspects to any disputes against us and/or the depositary brought by any ADR holder or beneficial owner, the federal securities law violation aspects of such disputes brought by an ADR holder and/or beneficial owner against us and/or the depositary may, at the option of such holder, remain in state or federal court in New York, New York and all other aspects, claims, disputes, legal suits, actions and/or proceedings brought by such holder against us and/or the depositary, including those brought along with, or in addition to, federal securities law violation claims, would be referred to arbitration in accordance with the provisions of the deposit agreement. Any such arbitration shall be conducted either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law with the Hong Kong International Arbitration Centre serving as the appointing authority, and the language of any such arbitration shall be English.

Notwithstanding the foregoing, any suit, action or proceeding based on the deposit agreement, the ADSs or the ADRs or the transactions contemplated thereby may be instituted by the depositary in any competent court in the Cayman Islands, Singapore and/or the United States.

By holding an ADS or an interest therein, registered holders of ADRs and beneficial owners each irrevocably agree that subject to the depositary’s rights, (i) any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the ADRs or the transactions contemplated herein, therein or hereby may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

TAXATION

The material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement, if any, pertaining to those securities.

LEGAL MATTERS

We are being represented by Cooley LLP, San Diego, California, with respect to certain legal matters of U.S. federal securities and New York State law. The validity of our ordinary shares underlying our ADSs and certain other matters of Cayman Islands law will be passed upon for us by Walkers. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of ASLAN Pharmaceuticals Limited as of December 31, 2022 and 2023, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this Prospectus by reference to ASLAN Pharmaceuticals Limited’s annual report on Form 20-F for the year ended December 31, 2023, and the effectiveness of ASLAN Pharmaceuticals Limited’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The registered business address of Deloitte & Touche LLP is 6 Shenton Way, OUE Downtown 2, #33-00, Singapore 068809.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our executive officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with any offerings under this prospectus under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with any offerings under this prospectus under the securities laws of the State of New York.

Cayman Islands

We have been advised by Walkers, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the Cayman Islands. This uncertainty relates to whether such a judgment would be determined by the courts of the Cayman Islands to be penal or punitive in nature.

We have also been advised by Walkers that, notwithstanding the above, a final and conclusive judgment obtained in U.S. federal or state courts under which a definite sum of money is payable as compensatory damages and not in respect of laws that are penal in nature (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that: (a) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in the Cayman Islands and the parties subject to such judgment either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process, (b) the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations, (c) the judgment was final and conclusive and for a liquidated sum, (d) the judgment was not obtained by fraud (e) the judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy in the Cayman Islands.

A Cayman Islands court may impose civil liability on us or our directors or officers in a suit brought in the Grand Court of the Cayman Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under Cayman Islands law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. Under the Exchange Act, we file annual reports on Form 20-F and other information with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in our home country, filed with and made public by any stock exchange on which we are listed or distributed by us to our shareholders. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

This prospectus and any prospectus supplement are part of a registration statement on Form F-3 that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

We also maintain a website at www.aslanpharma.com through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus and before the termination or completion of this offering will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

The documents we are incorporating by reference are:

•	our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on April 12, 2024;

•	our Reports on Form 6-K furnished to the SEC on April 19, 2024; April 22, 2024; May 7, 2024; May 9, 2024; and May 31, 2024; and

•

the description of ADSs representing our ordinary shares contained in our Registration Statement on Form 8-A filed with the SEC on April 30, 2018, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after (i) the date of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement (if they state that they are incorporated by reference into such registration statement) and (ii) the date of this prospectus prior to the termination of this offering (if they state that they are incorporated by reference into this prospectus). In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

ASLAN Pharmaceuticals Limited

3 Temasek Avenue

Level 18 Centennial Tower

Singapore 039190

+65 6817 9598

You may also access these documents on our website, www.aslanpharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPENSES ASSOCIATED WITH REGISTRATION

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby, other than the SEC registration fee.

SEC registration fee	$153
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Printing expenses	(1)
Miscellaneous expenses	(1)

Total	$(1)

(1)

The amount of securities and number of offerings are indeterminable and the expenses cannot be estimated at this time. An estimate of the aggregate expenses in connection with the sale and distribution of securities being offered will be included in the applicable prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

We are empowered by our Twelfth Amended and Restated Memorandum and Articles of Association, or our Articles, to indemnify our directors against any liability they incur by reason of their directorship. We maintain directors’ and officers’ insurance to insure such persons against certain liabilities. In addition, our employment agreements with our executive officers provide for indemnification. We have entered into an indemnification agreement with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

In addition to such indemnification, we provide our directors and executive officers with directors’ and officers’ liability insurance as permitted by our Articles.

Insofar as indemnification of liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our board, executive officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, or SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits.

The following exhibits are filed with this registration statement or are incorporated herein by reference.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form or Schedule	Filing Date	File Number

3.1	Twelfth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect.	6-K (Exhibit 99.1)	January 24, 2024	001-38475

4.1	Form of Amended and Restated Deposit Agreement.	F-6 (Exhibit 99.A)	September 4, 2020	333-248632

4.2	Form of Amendment No. 1 to Amended and Restated Deposit Agreement.	F-6 POS (Exhibit 99.A(2))	March 3, 2023	333-248632

4.3	Form of American Depositary Receipt.	F-6 EF (Exhibit 99.A(3))	April 26, 2023	333-271460

4.4*	Loan, Guaranty, and Security Agreement, dated as of July 12, 2021, by and among ASLAN Pharmaceuticals Limited, ASLAN Pharmaceuticals (USA) Inc., ASLAN Pharmaceuticals Pte. Ltd., K2 HealthVentures LLC and Ankura Trust Company, LLC	6-K (Exhibit 10.1)	July 14, 2021	001-38475

4.5	First Amendment to Loan, Guaranty and Security Agreement, dated as of June 30, 2023, by and among ASLAN Pharmaceuticals Limited, ASLAN Pharmaceuticals (USA) Inc., ASLAN Pharmaceuticals Ptd. Ltd., and K2 HealthVentures LLC.	6-K (Exhibit 10.1)	July 3, 2023	001-38475

4.6	Second Amendment to Loan, Guaranty, and Security Agreement, dated as of December 6, 2023, by and among ASLAN Pharmaceuticals Limited, ASLAN Pharmaceuticals (USA) Inc., ASLAN Pharmaceuticals Pte. Ltd., K2 HealthVentures LLC and Ankura Trust Company, LLC.	6-K (Exhibit 4.1)	December 8, 2023	001-38475

4.7	Third Amendment to Loan, Guaranty, and Security Agreement, dated as of May 29, 2024, by and among ASLAN Pharmaceuticals Limited, ASLAN Pharmaceuticals (USA) Inc., ASLAN Pharmaceuticals Pte. Ltd., K2 HealthVentures LLC and Ankura Trust Company, LLC.	6-K (Exhibit 4.1)	May 31, 2024	001-38475

5.1+	Opinion of Walkers (Singapore) Limited Liability Partnership.

23.1+	Consent of independent registered public accounting firm.

23.2+	Consent of Walkers (included in Exhibit 5.1).

24.1+	Power of Attorney (included on the signature page of this registration statement).

107+	Filing Fee Table.

+	Filed herewith.
*	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to confidential treatment.

Item 10.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act, or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on June 12, 2024.

ASLAN Pharmaceuticals Limited

By:	/s/ Carl Firth
Name: Carl Firth, Ph.D.
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ASLAN Pharmaceuticals Limited hereby severally constitute and Carl Firth, Ph.D., Kiran Asarpota and Ben Goodger, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form F-3 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable ASLAN Pharmaceuticals Limited to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Carl Firth Carl Firth, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	June 12, 2024

/s/ Kiran Asarpota Kiran Asarpota	Chief Operating Officer (Principal Financial and Accounting Officer)	June 12, 2024

/s/ Andrew Howden Andrew Howden	Chairman	June 12, 2024

/s/ Neil Graham Neil Graham, MBBS, M.D., MPH	Director	June 12, 2024

/s/ Robert E. Hoffman Robert E. Hoffman	Director	June 12, 2024

/s/ Kathleen M. Metters Kathleen M. Metters, Ph.D.	Director	June 12, 2024

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ASLAN Pharmaceuticals Limited, has signed this registration statement on June 12, 2024.

Authorized U.S. Representative

ASLAN Pharmaceuticals (USA) Inc., a Delaware corporation

By:	/s/ Carl Firth
Name:	Carl Firth, Ph.D.
Title:	Chief Executive Officer